Exhibit 10.4

04.08.2015

License and Intellectual Property Agreement

This License and Intellectual Property Agreement ("Agreement") is made effective as of February 27, 2015 between Digital Donations, Inc. (“DIGITAL”), of 68 South Service Road Suite 100, Melville, New York 11747 and Nautilus Hyosung America Inc. (“NHA”) of 6641 North Belt Line Road, Irving, TX 75063.

The parties agree as follows:

1. GRANT OF LICENSE. DIGITAL owns the Digital Donations™ Fundraising Technology (hereinafter the "Technology"). In accordance with this Agreement, DIGITAL grants NHA a non-exclusive license to use the Technology and the Digital Donations™ trademark for ATM locations and ATM distributors pre-approved by DIGITAL. DIGITAL retains title and ownership of the Technology and trademarks and will assign to Licensee.

2. MARKETING AND PROMOTIONAL ACTIVITIES. To the extent indicated on Exhibit A hereto, the parties have the right to the use of each others trademarks for the marketing and promotional activities mutually approved described on Exhibit A hereto.

3. OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY

a.	All patents, trademarks and copyrights (the "Intellectual Property'') that is developed or produced by NHA under this Agreement for DIGITAL, will be the sole property of DIGITAL. The use of any Intellectual Property by NHA will not be restricted in any manner other than what is specifically provided in this Agreement.
b.	NHA may not use the Intellectual Property that is developed by NHA for DIGITAL and owned by DIGITAL under this Agreement, for any purpose other than that contracted for in this Agreement, except with the written consent of DIGITAL. NHA will be responsible for any and all damages resulting from NHA’s unauthorized use of the Intellectual Property developed by NHA for DIGITAL and owned by DIGITAL pursuant to this Agreement.

4. CONFIDENTIALITY

a.	Confidential information (the "Confidential Information") refers to any data or information relating to the business of DIGITAL which would reasonably be considered to be proprietary to the DIGITAL including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry and where the release of that Confidential Information could reasonably be expected to cause harm to DIGITAL.
b.	NHA agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which NHA has obtained, except as authorized by DIGITAL. This obligation will survive termination of this Agreement and continue thereafter for five (5) years.
c.	All Confidential Information and materials disclosed or provided by DIGITAL to NHA within three (3) months prior to the effective date of this Agreement shall be subject to the terms of this Agreement.

d.	Any other provision of this Agreement notwithstanding, DIGITAL shall have no rights in or to, and NHA shall have no obligations to DIGITAL with regard to any information or other items which:

i.	are publicly known at the time of this Agreement, or become publicly known thereafter without a breach of this Agreement by NHA, or
ii.	were known to or possessed by NHA prior to the date of this Agreement, or
iii.	are legally received by NHA from a third party not acting on behalf of DIGITAL, or
iv.	are developed by NHA independent of and without reference to any Confidential Information of DIGITAL.

e.	In the event that NHA is required to disclose DIGITAL Confidential Information to a third party due to a subpoena, court order or other legal process, NHA shall advise DIGITAL of the required disclosure and shall provide reasonable cooperation to DIGITAL, in DIGITAL’ efforts (at DIGITAL’ expense) in opposing such disclosure. It shall not be a violation of this Agreement for NHA to comply with the requirements of a subpoena, court order or other legal process.

5. NON-COMPETITION. Other than with the express written consent of DIGITAL, NHA will not utilize DIGITAL owned Intellectual Property developed by NHA for DIGITAL pursuant to this Agreement or any Confidential Information in direct competition with DIGITAL. However, DIGITAL acknowledges that NHA is already supplying ATMs and software to other customers who accept charitable donations at ATMs, and nothing in this Agreement shall obligate NHA not to sell its products or services to other entities that compete with DIGITAL.

6. MODIFICATIONS. NHA may not modify or change the Technology in any manner unless agreed upon by DIGITAL. This includes changes to charity specific screen flow, branding or choice of participating charities as it relates to DIGITAL program. Request for a change of participating charities will not be unreasonably withheld.

7. DEFAULTS. If NHA fails to abide by the obligations of this Agreement, DIGITAL shall have the option to cancel this Agreement by providing 30 days days written notice to NHA. NHA shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

8. INDEMNIFICATION. Each Party to this Agreement will indemnify and hold harmless the other Party, as permitted by law, from and against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever to the extent that any of the foregoing is proximately caused either by the deliberately willful or wanton harmful acts or omissions of the indemnifying Party or its agents or representatives and that are incurred or paid by the indemnified party after the date of this Agreement and which result from or arise out of the indemnifying Party’s participation in this Agreement. This indemnification will survive the termination of this Agreement with regard to claims that arise while this Agreement has effect.

9. MEDIATION. All disputes under this Agreement that cannot be resolved by the parties directly shall be submitted to a mediator mutually chosen by the parties before any court proceedings are undertaken.

10. WARRANTIES. Neither party makes any warranties to the other party with respect to any information, goods, services or other items provided to the other party (collectively and individually “Items”), including without limitation, the use, sale or other transfer of the Technology by the other party or by any third party, and either party accepts the Items from the other AS-IS AND WITHOUT WARRANTY. Any other provision of this Agreement notwithstanding, in no event will each party be liable to the other party for any direct, indirect, special, incidental, or consequential damages, that are in any way related to this Agreement or any Items, including without limitation, the Technology.

11. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties. Neither party shall have the right to assign its interests in this Agreement to any other party, unless the prior written consent of the other party is obtained. Consent will not be unreasonably withheld.

12. TERM OF AGREEMENT. The term of this Agreement (the "Term") will begin on the date of this Agreement and unless terminated earlier by a party giving the other notice of termination due to breach or otherwise, will continue for three (3) years and will auto renew thereafter for additional terms of one (1) year each. All terms of the Agreement will remain in full force and effect indefinitely until terminated as provided in this Agreement.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties concerning the subject matter hereof and there are no other agreements either oral or written. This Agreement supersedes any prior written or oral agreements between the parties concerning such subject matter.

14. AMENDMENT. This Agreement may not be modified or amended, unless the amendment is made in writing and is agreed upon by both parties.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of New York.

18. NOTICE. All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties of this Agreement as follows:

Digital Processing Solutions, Inc.

68 South Service Road Suite 100

Melville, New York, 11747

Fax: 516-908-4578

Email: korlean@digitaldonations.org

Nautilus Hyosung America Inc.

6641 North Belt Line Road,

Irving, TX 75063.

Fax: (972) _350-7610____________

Email: jason.kuhn@nhausa.com

or to such other address as any Party may from time to time notify the other.

IN WITNESS WHEREOF the Parties have duly affixed the signatures of their duly authorized representatives below.

Digital Donations, lnc.

By:	/s/ Keith Orlean
Name:	Keith Orlean
Title:	President
Date:	4-8-14

Nautilus Hyosung America

By:	/s/ Min Hyung Kye
Name:	Min Hyung Kye
Title:	VP of Retail Sales
Date:	4/20/2015

Exhibit A

Marketing and Promotional Activities

Upon mutual approval, the parties may engage in the marketing and promotional activities, which are described below:

Description of Activities

1.	Promotion of other party’s products/services on each party’s website through links, buttons, banners and other graphical and textual material.
2.	Press releases regarding the parties’ relationship and the other party’s products/services.
3.	Development of joint marketing materials.
4.	Participation and presentation at Trade Shows

All activities above must be agreed in writing by the duly authorized representatives of both parties.